Exhibit 99.1

bluebird bio Reports Third Quarter 2015 Financial Results and Recent Operational Progress

-- Six abstracts accepted for presentation at American Society of Hematology (ASH) Annual Meeting --

-- Increased enrollment target for HGB-206 study of LentiGlobin® in severe sickle cell disease (SCD) from eight patients to 20 patients --

-- Published a paper on megaTAL genome editing platform in Science Translational Medicine with collaborators at Seattle Children’s Research Institute --

-- Ended quarter with $901.7 million in cash, cash equivalents, and marketable securities --

-- Company will discuss ASH abstract data and business updates in a conference call tomorrow at 8:30 a.m. ET --

CAMBRIDGE, Mass., November 4, 2015 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies, today reported business highlights and financial results for the third quarter ended September 30, 2015.

“2015 continues to be a year of significant advancement for our programs in beta-thalassemia, sickle cell disease and oncology, which is reflected in our strong presence at ASH this year. We are excited about the progress we’ve made in the third quarter in enrolling the HGB-206 study in severe sickle cell disease, and we have made the decision to increase the enrollment target in order to gather more data and provide additional regulatory options,” said Nick Leschly, chief bluebird. “Our balance sheet remains strong, allowing us to continue to execute on our goals heading into 2016. This includes initiating the Phase 1 study for our first clinical oncology program, bb2121, in early 2016 and our plans to present data from the Starbeam study of LentiD in CCALD in the first half of 2016.”

Recent Highlights

•

DATA FROM HGB-204, HGB-205 AND HGB-206 CLINICAL STUDIES OF LENTIGLOBIN TO BE PRESENTED AT ASH – Updated data from the HGB-204 study of LentiGlobin in beta-thalassemia major and the HGB-205 study in beta-thalassemia major and severe sickle cell disease (SCD) will be highlighted in separate oral presentations at the ASH annual meeting in December. Initial early data from the HGB-206 study of LentiGlobin in severe SCD will be presented in a poster.

•

DATA FROM PRE-CLINICAL STUDIES OF BB2121 TO BE PRESENTED AT ASH -- bluebird bio will also present data from its lead oncology program, bb2121 at ASH – the first bluebird bio oncology data to be presented at a major medical meeting. Three poster presentations will highlight preclinical data and manufacturing improvements made to the anti-BCMA CAR-T program.

•

INCREASED ENROLLMENT TARGET FOR HGB-206 STUDY IN SEVERE SCD – Announced plan to increase enrollment in the U.S.-based HGB-206 study in severe SCD from eight patients to 20 patients to gain additional data and experience with LentiGlobin in SCD. bluebird bio plans to provide an update on enrollment in all three LentiGlobin clinical studies at the ASH meeting in December.

•

PUBLISHED GENOME EDITING PAPER IN SCIENCE TRANSLATIONAL MEDICINE – Along with collaborators at the Center for Immunity and Immunotherapy at Seattle Children’s Research Institute, published “Efficient modification of CCR5 in primary human hematopoietic cells using a megaTAL nuclease and AAV donor template” in Science Translational Medicine. The findings showed that it is possible to edit the CCR5 gene to enable T cells to both resist and kill HIV. They also showed that the megaTAL nuclease platform allows researchers to place edited genes very precisely in the genome, leading to precise location and control of expression of the edited gene.

Third Quarter 2015 Financial Results and Financial Guidance

•

Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2015 were $901.7 million, compared to $492.0 million as of December 31, 2014, an increase of $409.7 million, which was primarily driven by the June 2015 equity financing.

•

Revenues: Collaboration revenue was $1.3 million for the third quarter of 2015 compared to $6.3 million for the third quarter of 2014. The decrease is a result of an amendment to our collaboration agreement with Celgene in the second quarter of 2015.

•

R&D Expenses: Research and development expenses were $30.4 million for the third quarter of 2015, compared to $16.6 million for the same period in 2014, an increase of $13.8 million. The increase in research and development expenses was primarily attributable to a $6.6 million increase in employee compensation and benefit expense to support our overall growth and a $3.6 million increase in expenses necessary to support the advancement of our clinical and pre-clinical programs.

•

G&A Expenses: General and administrative expenses were $13.7 million for the third quarter of 2015, compared to $6.6 million for the same period in 2014, an increase of $7.1 million. The increase in general and administrative expenses was primarily attributable to a $5.7 million increase in employee compensation and benefit expense to support our overall growth.

•	Net Loss: Net loss was $42.9 million for the third quarter of 2015, compared to net loss of $17.0 million for the third quarter of 2014.

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Financial guidance: bluebird bio expects that its cash, cash equivalents and marketable securities of $901.7 million as of September 30, 2015 will be sufficient to fund its current operations through 2018.

Investor Conference Call and Webcast Information

bluebird bio will host a conference call and webcast at 8:30 a.m. ET on Thursday, November 5, 2015 to discuss the ASH abstract data and business updates. The event will be webcast live and can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. The webcast will be available for replay for 30 days on the company website. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 71389854.

About bluebird bio, Inc.

With its lentiviral-based gene therapy and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and T cell-based immunotherapy. bluebird bio’s clinical programs include Lenti-D™, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of childhood cerebral adrenoleukodystrophy, and LentiGlobin®, currently in three clinical studies: a global Phase 1/2 study, called the Northstar Study, for the treatment of beta-thalassemia major; a single-center Phase 1/2 study in France (HGB-205) for the treatment of beta-thalassemia major or severe SCD; and a separate U.S. Phase 1 study for the treatment of severe SCD (HGB-206). bluebird bio also has ongoing preclinical CAR T immuno-oncology programs, as well as discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies.

bluebird bio has operations in Cambridge, Massachusetts; Seattle, Washington; and Paris, France.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of, and anticipated development and regulatory milestones and plans related to the Company’s product candidates and clinical studies. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of cessation or delay of any of the ongoing or planned clinical studies or development activities for our product candidates, the risk of a delay in the enrollment of patients in the Company’s clinical studies, the risk that the results of previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk that our collaborations will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent annual report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Availability of other information about bluebird bio

Investors and others should note that we communicate with our investors and the public using our company website (www.bluebirdbio.com), our investor relations website (http://www.bluebirdbio.com/investor-splash.html), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. You can also connect with us on Twitter @bluebirdbio, LinkedIn or our YouTube channel. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in bluebird bio to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include other social media channels than the ones described above. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

bluebird bio, Inc.

Consolidated Statements of Operations Data

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue:
Collaboration revenue	$1,324	$6,250	$12,607	$18,750
Research and license fees	—	115	—	285
Total revenue	1,324	6,365	12,607	19,035
Operating expenses:
Research and development	30,395	16,649	98,380	42,043
General and administrative	13,704	6,648	31,765	17,924

Change in fair value of contingent consideration	352	78	2,540	78
Total operating expenses	44,451	23,375	132,685	60,045
Loss from operations	(43,127)	(17,010)	(120,078)	(41,010)
Other income (expense), net	263	(20)	630	48
Loss before income taxes	(42,864)	(17,030)	(119,448)	(40,962)
Income tax (expense) benefit	(60)	—	(60)	11,797
Net loss	$(42,924)	$(17,030)	$(119,508)	$(29,165)
Net loss per share - basic and diluted:	$(1.18)	$(0.61)	$(3.52)	$(1.14)
Weighted-average number of common shares used in computing net loss per share - basic and diluted:	36,384	28,115	33,979	25,593

bluebird bio, Inc.

Consolidated Balance Sheets Data

(unaudited)

(in thousands)

	September 30,	December 31,
	2015	2014
Cash, cash equivalents and marketable securities	$901,711	$492,003
Total assets	1,017,641	556,739
Total liabilities	128,635	65,482
Total stockholders' equity	889,006	491,257

Investors and Media:

Manisha Pai

bluebird bio, Inc.

(617) 245-2107

mpai@bluebirdbio.com

Media:

Dan Budwick

Pure Communications, Inc.

(973) 271-6085